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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                              ( AMENDMENT NO. 1 )(1)


                           TITAN PHARMACEUTICALS, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   888314 10 1
                                 (CUSIP Number)

                                NOVEMBER 2, 1999
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        / /      Rule 13d-1(b)
        /X/      Rule 13d-1(c)
        / /      Rule 13d-1(d)





----------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


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--------------------------                            -------------------------
CUSIP NO.  888314 10 1               13G                 PAGE 2 OF 7 PAGES
--------------------------                            -------------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:
                   BIOTECHNOLOGY VALUE FUND, L.P.
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) /X/  (b) / /
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION
                   DELAWARE
-------------------------------------------------------------------------------
          NUMBER               5    SOLE VOTING POWER
            OF                               0
          SHARES           ----------------------------------------------------
       BENEFICIALLY            6    SHARED VOTING POWER
         OWNED BY                            396,114
           EACH            ----------------------------------------------------
         REPORTING             7    SOLE DISPOSITIVE POWER
          PERSON                             0
           WITH            ----------------------------------------------------
                               8    SHARED DISPOSITIVE POWER
                                             396,114
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
                   396,114
-------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                 / /
-------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   2.6%
-------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                   PN
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!


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--------------------------                            -------------------------
CUSIP NO.  888314 10 1               13G                 PAGE 3 OF 7 PAGES
--------------------------                            -------------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:
                   BVF PARTNERS L.P.
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) /X/  (b) / /
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
                   DELAWARE
-------------------------------------------------------------------------------
          NUMBER               5    SOLE VOTING POWER
            OF                               0
          SHARES         ------------------------------------------------------
       BENEFICIALLY            6    SHARED VOTING POWER
         OWNED BY                            696,848
           EACH          ------------------------------------------------------
        REPORTING              7    SOLE DISPOSITIVE POWER
          PERSON                             0
           WITH          ------------------------------------------------------
                               8    SHARED DISPOSITIVE POWER
                                             696,848
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
                   696,848
-------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                 / /
-------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   4.5%
-------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                   PN
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!


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--------------------------                            -------------------------
CUSIP NO.  888314 10 1               13G                 PAGE 4 OF 7 PAGES
--------------------------                            -------------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
                   BVF INC.
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /X/  (b)  / /
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
                   DELAWARE
-------------------------------------------------------------------------------
          NUMBER               5    SOLE VOTING POWER
            OF                               0
          SHARES            ---------------------------------------------------
       BENEFICIALLY            6    SHARED VOTING POWER
         OWNED BY                            696,848
           EACH             ---------------------------------------------------
        REPORTING              7    SOLE DISPOSITIVE POWER
          PERSON                             0
           WITH             ---------------------------------------------------
                               8          SHARED DISPOSITIVE POWER
                                             696,848
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
                   696,848
-------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                 / /
-------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   4.5%
-------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                   IA, CO
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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--------------------------                            -------------------------
CUSIP NO.  888314 10 1               13G                 PAGE 5 OF 7 PAGES
--------------------------                            -------------------------

ITEM 1(a).        NAME OF ISSUER:

                  Titan Pharmaceuticals, Inc. ("Titan")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  400 Oyster Point Boulevard, Suite 505
                  South San Francisco, CA  94080

ITEM 2(a).        NAME OF PERSON FILING:

                  This schedule is being filed on behalf of the following persons*:

                  (i)      Biotechnology Value Fund, L.P. ("BVF")
                  (ii)     BVF Partners L.P.  ("Partners")
                  (iii)    BVF Inc. ("BVF Inc.")

                  * Attached as Exhibit A is a copy of an agreement among the persons filing (as specified hereinabove) that this Schedule 13G is being filed on behalf of each of them.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  The principal business office of the persons comprising the group filing this Schedule 13G is located at 227 West Monroe Street, Suite 4800, Chicago, Illinois 60606.

ITEM 2(c).        CITIZENSHIP:

                  BVF:            a Delaware limited partnership
                  Partners:       a Delaware limited partnership
                  BVF Inc.:       a Delaware corporation

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.001 per share.

ITEM 2(e).        CUSIP NUMBER:

                  888314 10 1

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK
                  THIS BOX:  /X/

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--------------------------                            -------------------------
CUSIP NO.  888314 10 1               13G                 PAGE 6 OF 7 PAGES
--------------------------                            -------------------------

ITEM 4.           OWNERSHIP:

                  The information in items 1 and 5 through 11 on the cover pages (pp. 2 - 5) on this Schedule 13G is hereby incorporated by reference.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following. /X/

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON:

                  BVF shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. Partners and BVF Inc. share voting and dispositive power over the shares of the common stock they beneficially own with, in addition to BVF, certain managed accounts on whose behalf Partners, as investment manager, purchased such shares. None of the managed accounts individually owns more than 5% of the common stock of Titan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A
                  GROUP:

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.

ITEM 10.          CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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--------------------------                            -------------------------
CUSIP NO.  888314 10 1               13G                 PAGE 7 OF 7 PAGES
--------------------------                            -------------------------


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 8, 1999


                  BIOTECHNOLOGY VALUE FUND, L.P.

                  By:      BVF Partners L.P., its general partner

                           By:      BVF Inc., its general partner


                                    By:     /s/ Mark N. Lampert
                                            ----------------------
                                            Mark N. Lampert
                                            President


                  BVF PARTNERS L.P.

                  By:      BVF Inc., its general partner


                           By:      /s/ Mark N. Lampert
                                    ---------------------
                                    Mark N. Lampert
                                    President


                  BVF INC.


                  By:      /s/ Mark N. Lampert
                           ---------------------
                           Mark N. Lampert
                           President